REA Project Designation:

                           TENNESSEE 521-K DEKALB
                           ----------------------


                                  AMENDMENT

                         Dated as of March 23, 1966

                                     to

                                  TELEPHONE
                                LOAN CONTRACT

                   Dated as of October 15, 1951, as amended,

                                   between

                         DEKALB TELEPHONE COOPERATIVE

                                     and

                           UNITED STATES OF AMERICA


         Identified as form of document presented to and approved by the board of directors trustees of the above named corporation at a meeting held August 3, 1966

                                          /s/ Raymond Duke
                                          --------------------------
                                          Secretary of Meeting


                    UNITED STATES DEPARTMENT OF AGRICULTURE
                      RURAL ELECTRIFICATION ADMINISTRATION

No.  A
   -----



        AGREEMENT, made as of March 23, 1966, pursuant to the Rural Electrification Act of 1936, as amended (7 U. S. C. 901 et seq.) between DEKALB TELEPHONE COOPERATIVE (hereinafter called the "Borrower"), a corporation existing under the laws of the State of Tennessee, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Administration.

        WHEREAS, the Government and the Borrower have heretofore entered into a certain telephone loan contract, dated as of October 15, 1951, and seven certain amendments thereto, dated, respectively, as of March 9, 1953, as of February 15, 1954, as of November 15, 1954, as of November 15, 1957, as of November 9, 1959, as of June 20, 1961 and as of June 8, 1964, (said telephone loan contract, as so amended, being hereinafter called the "Loan Contract"), and intend by this agreement to amend the Loan Contract by increasing the aggregate amount of the loans therein provided for by an amount not in excess of $276,000, and in certain other respects:

        NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Government and the Borrower agree as follows:

        SECTION 1. Section 1.1 of article I of the Loan Contract is amended to read as follows:

               SECTION 1.1. Amount and Purpose. For the purpose of furnishing telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $4,221,000 which, together with the sum of $57,983 of equity funds to be deposited by the Borrower in the "Special Construction Account" hereinafter defined and provided for in section 2.4, shall be used to finance, pursuant to the provisions of the Act, the acquisition, construction and operation of telephone lines and facilities (hereinafter called the "Project") to serve approximately 5,604 subscribers and to be located in the Counties of Cannon, Dekalb, Rutherford, Smith and Wilson, and in counties contiguous thereto, all in the State of Tennessee.

        SECTION 2. Article II of the Loan Contract is amended by adding thereto a new section numbered and reading as follows:

               SEC. 2.8. Prerequisites to Advances on Account of Additional Loan of $276,000. Notwithstanding anything in this agreement, the Government shall be under no obligation to advance any portion of the increase of $276,000 in the amount of the Loan provided for in the agreement, dated as of March 23, 1966, made by and between the Borrower and the Government unless and until the Borrower shall have submitted evidence, satisfactory to the Administrator, that it has duly executed, recorded, and filed a supplemental mortgage in form and substance satisfactory to the Administrator, providing, for, amount other things, for controls over the level of general funds.




        SEC. 3. Section 2.1(A) of article II of the Loan Contract is amended to read as follows:

               (a) evidence that the Borrower has duly adopted a tariff which does not include mileage or zone charges for the lowest grade of services provided in each central office area and which will provide revenues sufficient to meet all necessary expenditures, including all interest and principal payments under the Notes;

        SEC. 4. Article II of the Loan Contract is further amended by adding thereto a new section numbered and reading as follows:

               SEC. 2.9. Relation of General Funds Level to Advances. The Borrower covenants and agrees that it will not, without the approval of the Administrator, submit a requisition for the advance of any funds on account of the Loan, nor use any funds advanced on account of the Loan to reimburse its general funds, at any time or times when the amount of its general funds either exceeds twenty percent of its total telephone plant, or would exceed twenty percent of its total telephone plant as a result of the intended use of such advance to reimburse its general funds.
        Notwithstanding anything contained in this agreement, the Government shall not be obligated at any time or times to make an advance on account of the Loan if the amount of the Borrower's general funds at such time or times either exceeds twenty percent of its total telephone plant, or would exceed twenty percent of its total telephone plant as a result of the intended use of such advance to reimburse the Borrower's general funds. As used in this section: (a) the term "general funds" means the sum of the following accounts: "Investments in Affiliated Companies", "Advances to Affiliated Companies", "Other Investments", "Miscellaneous Physical Property", "Sinking Funds", "Cash" (except for cash in the "Cash - REA Construction Fund - Trustee Account"), "Special Cash Deposits", "Working Funds", and "Temporary Cash Investments"; and (b) the term "total telephone plant" means the sum of the following accounts:
        "Telephone Plan in Service", "Telephone Plan Under Construction", "Property Held for Future Telephone Use", "Telephone Plant Acquisition Adjustment", and "Telephone Plant Adjustment". Titles of accounts used in the foregoing definitions shall have the meanings prescribed for them by the Federal Communications Commission in its prevailing uniform system of accounts for Class A telephone companies. These titles and definitions shall also apply to accounts of the Borrower which have substantially the same meanings as those referred to in such uniform system of accounts regardless of the account title or the system of accounts actually used by the Borrower.




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        SEC. 5.  This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and shall constitute but one and the same instrument.

        IN WITNESS WHEREOF the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government ahs caused this agreement to be duly executed, all as of the day and year first above written.

                                      DEKALB TELEPHONE COOPERATIVE

                                      by  /s/ W. N. Odum
                                          President
(Seal)

Attest:  /s/ Raymond Duke
         Secretary

                                      UNITED STATES OF AMERICA

                                      by

                                               Administrator
                                                    of
                                      Rural Electrification Administration





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